UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2023

XTANT MEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34951	20-5313323
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Cruiser Lane Belgrade, Montana	59714
(Address of principal executive offices)	(Zip Code)

(406) 388-0480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.000001 per share	XTNT	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Director

On May 1, 2023, the Board of Directors (the “Board”) of Xtant Medical Holdings, Inc. (the “Company”) elected Jonn R. Beeson to the Board, effective immediately. Mr. Beeson will serve as Chair of a newly formed Nominating and Corporate Governance Committee of the Board.

Mr. Beeson is a partner with Jones Day, a global law firm, and has been practicing corporate law since 1996. His practice focuses on mergers and acquisitions, divestitures, takeovers, capital raising, securities transactions, corporate governance and stockholder activism matters. Mr. Beeson represents a variety of corporate clients and is most active in the life sciences, technology and software industries, with significant experience working with a wide range of medical device companies. Mr. Beeson holds a Bachelor of Science degree from the University of California, Irvine, and a Juris Doctor from the University of Pennsylvania.

In connection with his election to the Board, Mr. Beeson will be granted, effective as of May 15, 2023, a restricted stock unit (“RSU”) award under the Xtant Medical Holdings, Inc. Second Amended and Restated 2018 Equity Incentive Plan covering 52,049 shares of common stock, which represents a pro rata portion of the Company’s annual RSU award granted to its non-employee directors. The RSUs will vest in full on the one-year anniversary of the date of grant. As a member of the Board, Mr. Beeson will receive customary non-employee director compensation and participate in plans and policies on the same basis as the Company’s other non-employee directors, as described under the heading “Director Compensation” in the Company’s definitive proxy statement for its most recent Annual Meeting of Stockholders held on October 26, 2022 and will receive a $20,000 retainer for his service as Chair of the Nominating and Corporate Governance Committee. Also, in connection with the election of Mr. Beeson to the Board, the Company entered into a standard indemnification agreement with Mr. Beeson, in substantially the same form that the Company has entered into with its other non-employee directors, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

There are no arrangements or understandings between Mr. Beeson and any other persons pursuant to which he was selected as a director of the Company. There have been no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transactions, regarding Mr. Beeson that are required to be disclosed under Item 404(a) of Regulation S-K, except for his participation as an investor through a related entity in the Company’s August 2022 private placement, in which such entity purchased 1,015,272 shares of common stock and warrants to purchase 253,818 shares of common stock at a per unit (each unit consisting of one share and a warrant to purchase 0.25 of a share) purchase price of $0.48, as described in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 24, 2022.

Director Resignations

Also, on May 1, 2023, Michael Eggenberg and Matthew Rizzo resigned as directors of the Company, effective immediately upon the date in which the Board elected Jonn R. Beeson as a director. Neither Mr. Eggenberg’s nor Mr. Rizzo’s decision to resign was the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Pursuant to the resignation letters provided by Messrs. Eggenberg and Rizzo to the Company, they indicated they had put a significant amount of time and effort into the Company, as Board members and as representatives of OrbiMed Advisors LLC, the Company’s largest stockholder, and believe that with the recent addition of Stavros Vizirgianakis as an investor of the Company and Chairman of the Board, the recent acquisition of the Coflex and CoFix product lines, and the election of Jonn R. Beeson as a Board member, now is the right time for them to step down from the Board. The Company is appreciative of their prior service as Board members and contributions to the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Indemnification Agreement for Directors and Officers (filed herewith)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Sean E. Browne
Sean E. Browne
President and Chief Executive Officer

Date: May 4, 2023